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                                                                     Exhibit 4.4

                             CRUDE OIL MUTUAL SUPPLY

                        FRAMEWORK AGREEMENT FOR YEAR 2008

                                     BETWEEN

                           PETROCHINA COMPANY LIMITED

                                       AND

                         CHINA PETROCHEMICAL CORPORATION

                                     BEIJING

                                  JANUARY 2008

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            CRUDE OIL MUTUAL SUPPLY FRAMEWORK AGREEMENT FOR YEAR 2008

          PetroChina Company Limited ("PetroChina") and China Petrochemical Corporation ("Sinopec"), following friendly consultations and on the basis of equality, have entered into this Agreement (this "Agreement") on mutual supply of crude oil in the year of 2008.

I.   QUANTITIES AND VARIETIES OF CRUDE OIL TO BE SUPPLIED HEREUNDER

     1. In 2008, PetroChina shall supply Sinopec with 6.56 million tons of domestic onshore crude oil, including 4.00 million tons of blended oil produced at the Daqing Oil Region (excluding replacement crude oil),
          0.55 million tons of oil produced at the Jizhong Oil Region, 1.40 million tons of oil produced at the Changqing Oil Region, 0.60 million tons of oil produced at the Tarim Basin Oil Region, and 10,000 tons of oil produced at PetroChina Zhejiang Exploration Company.

     2. In 2008, Sinopec shall supply PetroChina with 1.13 million tons of domestic onshore crude oil, including 0.50 million tons produced at the Tahe Oil Region and 0.50 million tons produced at the Shengli Oil Region, 60,000 tons produced at Jilin (Yaoyintai) Oil Region, 65,000 tons produced at Inner Mongolia (Baiyinchagan) Oil Region, and 5,000 tons produced at Sinopec Southern Exploration and Production Company.

     3. The parties hereto shall, in principle, make available crude oil of the above supply and take delivery thereof on an evenly distributed basis. The quarterly mutual supply of crude oil may be adjusted as necessary by mutual agreement thereon and in light of the availability of crude oil resources, price and the State's macro-economic planning requirements.

II.  QUALITY OF CRUDE OIL

     Matters with respect to the quality of the crude oil to be supplied hereunder shall be handled pursuant to applicable provisions of SY7513-88 Technical Conditions of Crude Oil at Wellhead.

III. QUARTERLY SUPPLY AGREEMENTS; SALES AND PURCHASE CONTRACTS ON AN ENTERPRISE-BY-ENTERPRISE BASIS

     Quarterly supply agreements shall be entered into by and between PetroChina Natural Gas & Pipeline Company and the Production and Management Department of Sinopec. After the quarterly plans have been issued to the respective subsidiaries, PetroChina's relevant regional companies (including its oil fields, refineries and


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pipeline companies) and Sinopec's relevant subsidiaries (including its oil fields and refineries) will enter into specific sales and purchase contracts. The total quantities and varieties of crude oil to be supplied under such contracts shall be consistent with those specified under the above quarterly supply agreements.

IV.  PRICE OF CRUDE OIL

     The price of crude oil to be supplied hereunder shall be settled on the basis of the standard crude oil price published by the National Development and Reform Commission each month and the crude oil premium mutually agreed between the parties.

V.   PAYMENT GUARANTEE

     Payment of the price of crude oil to be supplied hereunder shall be made on a timely basis and pursuant to principles agreed upon by the parties hereto. PetroChina and Sinopec agree to be guarantors, and to assume joint and several guarantee liabilities for the failure of timely payment of the price of crude oil and other payments by their respective oil refineries. The payer shall make timely payments to the payee upon receipt of and pursuant to the payment notice.

PLANNING DEPARTMENT,                    PRODUCTION MANAGEMENT DEPARTMENT,
PETROCHINA COMPANY LIMITED              CHINA PETROCHEMICAL CORPORATION


By: /s/ WU Mei                          By: /s/ ZHU Jianmin
    ---------------------------------       ------------------------------------
Date: January 8, 2008                   Date: January 8, 2008


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